Investment Sub-Advisory Agreement

This Investment Sub-Advisory Agreement (this “Agreement”), dated October 8, 2021, is by and among First Trust Exchange-Traded Fund VIII, a Massachusetts business trust (the “Trust”), First Trust Advisors L.P., an Illinois limited partnership (the “Manager”) and a registered investment adviser with the Securities and Exchange Commission (the “SEC”), and Driehaus Capital Management LLC, a Delaware limited liability company and a registered investment adviser with the SEC (the “Sub-Adviser”).

Whereas, the First Trust Multi-Manager Small Cap Opportunities ETF (the “Fund”) is a series of the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

Whereas, the Trust has retained the Manager to serve as the investment adviser for the Fund pursuant to an Investment Management Agreement between the Manager and the Trust dated December 18, 2018 and effective with respect to the Fund on October 8, 2021 (as such agreement may be modified from time to time, the “Management Agreement”);

Whereas, the Management Agreement provides that the Manager may, subject to certain requirements, appoint one or more sub-advisers at its own cost and expense for the purpose of furnishing certain services required under the Management Agreement; and

Whereas, the Trust and the Manager desire to retain the Sub-Adviser to furnish model portfolios and investment advice with respect to the portion of the Fund’s investment portfolio allocated to the Sub-Adviser by the Manager from time to time (the “Allocated Assets”) upon the terms and conditions hereafter set forth;

Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment. The Trust and the Manager hereby appoint the Sub-Adviser to serve as a non-discretionary sub-adviser and to provide certain sub-investment advisory services detailed herein to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. Subject to approval by the Manager and compliance with applicable law, rules and regulations and SEC no-action assurances or interpretations by the Sub-Adviser and its participating affiliates, the Sub-Adviser may engage any of its affiliates to assist it with providing its services under this Agreement (including affiliates outside of the United States), provided that the Sub-Adviser will remain responsible for the performance of its obligations under the Agreement. Further, the Manager and the Sub-Adviser acknowledge and agree that, with respect to the Allocated Assets, the Manager may modify the portion of the Fund’s assets allocated to the Sub-Adviser at any time. The Sub-Adviser shall, for all purposes herein provided, be deemed an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for nor represent the Trust, the Fund or the Manager in any way, nor otherwise be deemed an agent of the Trust, the Fund or the Manager.

2. Services to Be Performed. Subject always to the supervision of the Trust’s Board of Trustees (the “Board of Trustees” or the “Board”) and the Manager, the Sub-Adviser will act as a non-discretionary sub-adviser and provide a list of recommended investments and weightings (i.e., a “Model Portfolio”) and investment recommendations to the Manager on a daily basis, with respect to the Allocated Assets, which Model Portfolio and investment recommendations shall include, but not be limited to, recommended investments, relative weights, relative changes in such weights or the composition of the portfolio and the manner and timing of implementing such changes, portfolio sales and associated recommended transactions all on behalf of the Fund as described in the Fund’s most current effective registration statement on Form N-1A, or any successor form thereto, and as the same may thereafter be amended from time to time. The Sub-Adviser shall cooperate with the Manager to ensure the recommendations are current and accurate. In the performance of its duties, the Sub-Adviser will (a) satisfy any applicable fiduciary duties it may have to the Fund, (b) with respect to the Model Portfolio provided for the Allocated Assets, monitor the Fund’s investments, (c) comply with the provisions of the Trust’s Declaration of Trust and By-laws, as amended from time to time and communicated by the Fund or the Manager to the Sub-Adviser, (d) comply, with respect to the Model Portfolio provided for the Allocated Assets, with (i) the investment objective, policies and restrictions stated in the Fund’s most recently effective prospectus and statement of additional information, (ii) such other investment objectives, policies, restrictions or instructions as the Manager or the Trust’s Board of Trustees may communicate to the Sub-Adviser in writing, and (iii) any changes to the objectives, policies, restrictions or instructions required under the foregoing (i) and (ii) as communicated to the Sub-Adviser in writing (the foregoing items in (d) together with the Declaration of Trust and By-laws are the “Governing Documents”) and (e) with respect to the Allocated Assets, the Sub-Adviser will assist in the valuation of portfolio assets held by the Fund as requested by the Manager or the Fund. The Sub-Adviser and the Manager will each make its officers and employees available to the other from time to time at reasonable times to review the investment objectives, policies and restrictions of the Fund and to consult with each other regarding the investment affairs of the Fund (in each case, as applicable to the Allocated Assets), the Model Portfolio and the Sub-Adviser’s investment recommendations. The Fund or the Manager will provide the Sub-Adviser with current copies of the Trust’s Declaration of Trust and the Trust’s By-laws and will promptly provide any updates made thereto. The Fund’s prospectus, statement of additional information and any amendments thereto are made available on the Fund’s public website.

If for any reason which is beyond the control of the Sub-Adviser, including market movements, contributions to or redemptions from the Fund or a change in the nature of any investments (whether through a change in business activity or credit rating), the Allocated Assets or the Fund ceases to comply with the Governing Documents or applicable law, the Manager may request and the Sub-Adviser shall promptly provide a revised Model Portfolio or investment recommendations that remedies the non-compliance.

The Fund, Manager and Sub-Adviser agree that all investment decisions will ultimately be the responsibility of the Manager and that the Sub-Adviser shall not have or be deemed to have investment discretion with respect to the Fund’s portfolio to the extent permissible under applicable law, subject to the following. Unless otherwise approved by the Board and the Manager and agreed by the Sub-Adviser, the Sub-Adviser shall have no authority to select brokers or dealers or otherwise place orders for the execution of the purchases and sales of portfolio investments on behalf of the Fund. To the extent the Board and the Manager grant the Sub-Adviser such authority in the future and the Sub-Adviser accepts such authority, the Sub-Adviser shall select brokers or dealers and place orders to execute transactions involving assets of the Fund in accordance with applicable law (including the rules under the 1940 Act) and any policies, procedures and restrictions adopted by the Board for the Fund regarding the execution of the Fund’s portfolio transactions and as such may be amended from time to time.

The Sub-Adviser shall have no obligation or right to make decisions or take other action with respect to proxies, tender offers or other corporate actions regarding investments the Sub-Adviser has recommended, it being understood that the Manager shall have such right and responsibility unless otherwise determined by the Board. Notwithstanding the foregoing, the Sub-Adviser will discuss with the Manager and/or Fund, upon request, matters with respect to proxies, tender offers and other corporate actions regarding securities or other assets comprising the Allocated Assets in sufficient time to permit the Manager or the Fund to take appropriate action with respect to such portfolio investments.

For purposes of complying with Rule 10f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e-1 under the 1940 Act, the Sub-Adviser hereby agrees that it will not consult with any other sub-adviser of an investment company or a series of an investment company that is advised by the Manager (the “First Trust Fund Complex”) or an affiliated person of a sub-adviser (including any sub-adviser that is a principal underwriter or an affiliated person of such principal underwriter), concerning transactions for the Fund or any fund in the First Trust Fund Complex in securities or other fund assets. In addition, with respect to a fund in the First Trust Fund Complex with multiple sub-advisers, including the Fund, the Sub-Adviser shall be limited to providing investment advice with respect to only the discrete portion of a fund’s portfolio as may be determined from time to time by the Board of Trustees or the Manager, and shall not consult with a sub-adviser (including any sub-adviser that is a principal underwriter or an affiliated person of such principal underwriter) as to any other portion of a fund’s portfolio concerning transactions for a fund in securities or other assets.

The Sub-Adviser will communicate to the officers and Trustees of the Trust such information relating to the Model Portfolio and its recommendations for the Allocated Assets as they may reasonably request. In no instance will the Fund’s portfolio assets constituting the Allocated Assets be purchased from or sold to the Manager, the Sub-Adviser or any affiliated person of either the Trust, the Manager, or the Sub-Adviser, except as may be permitted under the 1940 Act, and if the Sub-Adviser is authorized to select broker or dealers for Fund transactions, under no circumstances will the Sub-Adviser select brokers or dealers for Fund transactions on the basis of Fund share sales by such brokers or dealers.

The Sub-Adviser further agrees that it:

(a) will use the same degree of skill and care in providing its services pursuant to this Agreement as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

(b) will (i) conform in all material respects to all applicable rules and regulations of the SEC, the Commodity Futures Trading Commission and any other applicable regulatory authority, (ii) comply in all material respects with all policies and procedures adopted by the Board of Trustees for the Fund and communicated to the Sub-Adviser in writing, (iii) conduct its activities under this Agreement in all material respects in accordance with any applicable law and regulations of any governmental authority pertaining to its investment advisory activities and commodity trading advisory activities and (iv) promptly notify the Manager and the Fund if the Sub-Adviser intends to recommend any derivative transactions on behalf of the Fund’s portfolio;

(c) will report to the Manager and to the Board of Trustees on a quarterly basis and will make appropriate persons available for the purpose of reviewing with representatives of the Manager and the Board of Trustees on a regular basis at such times as the Manager or the Board of Trustees may reasonably request in writing regarding its recommendations for the Allocated Assets, including, without limitation, review of the general investment strategies of the Fund (as they pertain to the Allocated Assets), the performance of the Allocated Assets in relation to relevant standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Manager or the Board of Trustees;

(d) will prepare and maintain such books and records with respect to its services under this Agreement, including records of all recommendations made during its performance of services pursuant to this Agreement, and all such other records as required under applicable law, the Fund’s compliance policies and procedures or as otherwise requested by the Manager or the Board of Trustees and will prepare and furnish the Manager and the Board of Trustees such periodic and special reports as the Board or the Manager may request. Such records shall be open to inspection at all reasonable times by the Manager or the Fund and any appropriate regulatory authorities. The Sub-Adviser further agrees that all records that it maintains for the Fund are the property of the Fund and the Sub-Adviser will surrender promptly to the Fund any such records upon the request of the Manager or the Fund (provided, however, that the Sub-Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the Fund) to the extent required under Rule 204-2 under the Investment Advisers Act of 1940 or other applicable law;

(e) will monitor the pricing of portfolio assets that comprise the Allocated Assets and events relating to the issuers of those assets and the markets in which the securities or other assets trade in the ordinary course of advising on the portfolio investments of the Fund, and will notify the Manager promptly if the Sub-Adviser reasonably believes that the value of any security does not reflect fair value. In addition, the Sub-Adviser will at the Manager’s request, consult with the Manager or the Fund’s pricing agent regarding the valuation of securities that are not registered for public sale, not traded on any securities markets or otherwise require fair valuation, with the understanding that ultimate responsibility for determining the valuation of portfolio assets shall rest solely with the Manager and/or Fund; and

(f) will, to the extent the Fund is relying on an exemptive order, an amendment thereto, no-action assurances, or other relief, rule or regulation permitting, in general terms, the Fund to hire one or more sub-advisers or amend a sub-advisory agreement without shareholder approval, comply with any terms and conditions provided in such exemptive order, amendment thereto, no-action assurances, or other relief, rule or regulation applicable to it, so long as the Sub-Adviser has been promptly notified of such reliance and has been provided a copy of such exemptive order, amendment thereto, no action assurances or other relief, rule or regulation. For the avoidance of doubt, unless advised otherwise by the Manager and/or the Fund, the Fund is relying on the following exemptive relief permitting, among other things, the Fund, in general terms, to hire one or more sub-advisers and amend sub-advisory agreements without shareholder approval: Investment Company Act Rel. No. 30587 (July 1, 2013) and BNY Mellon Family of Funds (pub. avail. July 9, 2019) (the “BNY Letter”) (including compliance with the terms and conditions of the exemptive order granted to Carillon Series Trust, et al., Investment Company Act Rel. Nos. 33464 (May 2, 2019) (notice) and 33494 (May 29, 2019) (order) referenced in the BNY Letter).

3. Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, other than the cost of securities and other assets (including brokerage commissions, if any) purchased for the Fund. Further, the Sub-Adviser agrees to bear any and all costs and expenses arising in connection with any actual, proposed, expected or possible assignment of this Agreement (even if a proposed, expected or possible assignment ultimately does not take place). For the avoidance of doubt, without limiting the immediately preceding sentence, if there is a termination (or possible or anticipated termination) of this Agreement as a result of an assignment (or possible or anticipated assignment), then the Sub-Adviser shall bear, without limitation, (a) the expenses and costs incurred in connection with preparing, printing, filing and mailing a notice, information statement and/or proxy statement, as applicable and (b) if relevant, solicitation and other costs associated with the use of a proxy statement. The preceding two sentences, however, shall not apply (a) in the event of an assignment or proposed assignment by the Manager, including any termination of this Agreement that results from an assignment of the Management Agreement or this Agreement, in each case, arising from a change in control of the Manager and (b) in the event of an assignment of this Agreement and the Sub-Adviser is not being re-engaged following the assignment of this Agreement. Further, nothing in this provision shall be construed to require the Manager or Fund to seek shareholder approval of a new agreement with Sub-Adviser following a termination of this Agreement by assignment or otherwise.

4. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Manager will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee (the “Sub-Advisory Fee”) equal to an annual rate of 0.35% of the average daily net assets of the portion of the Fund constituting the Allocated Assets. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively. The Sub-Advisory Fee shall be payable in arrears on or about the first day of each month during the term of this Agreement.

5. Services to Others. The Trust and the Manager acknowledge that the Sub-Adviser now acts, or may in the future act, as an investment adviser to other managed accounts and as investment adviser or investment sub-adviser to one or more other investment companies that are not series of the Trust. In addition, the Trust and the Manager acknowledge that the persons employed by the Sub-Adviser to assist in the Sub-Adviser’s duties under this Agreement will not devote their full time to such efforts. It is also agreed that the Sub-Adviser may use any supplemental research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts and for managing its own accounts.

6. Limitation of Liability. The Sub-Adviser shall not be liable for, and the Trust and the Manager will not take any action against the Sub-Adviser to hold the Sub-Adviser liable for, any error of judgment or mistake of law or for any loss suffered by the Fund or the Manager (including, without limitation, by reason of the purchase, sale or retention of any security or other asset) in connection with the performance of the Sub-Adviser’s duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

7. Term; Termination. This Agreement shall become effective on the date first set forth above, provided that it has been approved in the manner required by the 1940 Act (after taking into effect any exemptive order, amendment thereto, no-action assurances, or other relief, rule or regulation upon which the Fund may rely), and shall remain in full force until the two-year anniversary of the date of its effectiveness unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved for the Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder (after taking into effect any exemptive order, amendment thereto, no-action assurances, or other relief, rule or regulation upon which the Fund may rely); provided, however, that if the continuation of this Agreement is not approved for the Fund, the Sub-Adviser may continue to serve in such capacity for the Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Manager or the Sub-Adviser upon sixty (60) days’ written notice to the other parties. This Agreement may also be terminated by the Fund by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund upon sixty (60) days’ written notice to the Sub-Adviser by the Fund without payment of any penalty.

This Agreement may be terminated at any time without the payment of any penalty by the Manager, the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund in the event that it shall have been established by a court of competent jurisdiction that the Sub-Adviser or any officer or director of the Sub-Adviser has taken any action that results in a breach of the material covenants of the Sub-Adviser set forth herein.

The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

This Agreement shall automatically terminate in the event the Management Agreement between the Manager and the Trust on behalf of the Fund is terminated, assigned or not renewed.

Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 4 earned or accrued prior to such termination and for any additional period during which the Sub-Adviser serves as such for the Fund, subject to applicable law.

8. Compliance Certification. From time to time, the Sub-Adviser shall provide such certifications with respect to Rule 38a-1 under the 1940 Act as are reasonably requested by the Fund or the Manager. In addition, the Sub-Adviser will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to the Fund to enable the Fund to fulfill its obligations under Rule 38a-1 under the 1940 Act.

9. Notice. Any notice under this Agreement shall be sufficient in all respects if given in writing and delivered by commercial courier providing proof of delivery and electronic mail and addressed as follows or addressed to such other person or address as such party may designate for receipt of such notice.

If to the Manager or the Fund:	If to the Sub-Adviser:

First Trust Exchange-Traded Fund VIII,
on behalf of the First Trust Multi-Manager
Small Cap Opportunities ETF

First Trust Advisors L.P.

120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187
Attention: W. Scott Jardine, General Counsel
Email: sjardine@ftportfolios.com

Driehaus Capital Management LLC 25 E. Erie Street Chicago, IL 60611 Attention: Janet McWilliams, General Counsel Email:jmcwilliams@driehaus.com

The Manager and the Fund also hereby consent to the electronic delivery of the Sub-Advisor’s Form ADV, privacy policy and other periodic disclosures and notices to the email address listed above or through other electronic means as agreed to by the parties. The Sub-Advisor also consents to the electronic delivery of any materials provided by the Manager or Fund in the course of the Sub-Advisor’s services to the Fund hereunder to the email listed above or through other electronic means agreed to by the parties.

10. Limitations on Liability. All parties hereto are expressly put on notice of the Trust’s Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein and a copy of which has been provided to the Sub-Adviser prior to the date hereof. This Agreement is executed by the Trust on behalf of the Fund by the Trust’s officers in their capacity as officers and not individually and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but the obligations imposed upon the Trust or Fund by this Agreement are binding only upon the assets and property of the Fund, and persons dealing with the Trust or Fund must look solely to the assets of the Fund for the enforcement of any claims.

11. Confidentiality. Each party shall treat as confidential all Confidential Information of the other (as such term is defined below) and use such information only in furtherance of the purposes of this Agreement. Each party shall limit access to the Confidential Information to its affiliates, employees, lawyers, consultants, auditors and regulators who reasonably require access to such information. For purposes of this Agreement, “Confidential Information” shall include all non-public business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder; (ii) is furnished to the applicable party by a third party having a lawful right to do so; (iii) is a disclosure that is required to be made under applicable laws or regulations; or (iv) was known to the applicable party prior to the time of the disclosure.

12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

13. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 10 hereof, which shall be construed in accordance with the laws of the Commonwealth of Massachusetts) the laws of the State of Illinois. For the avoidance of doubt, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, no-action assurance, order (including any amendment thereto) or other relief of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation, no-action assurance, order (including any amendment thereto) or other relief.

14. Amendment. This Agreement may only be amended, or its provisions modified or waived, in a writing signed by the party against which such amendment, modification or waiver is sought to be enforced.

15. Authority. Each party represents to the others that it is duly authorized and fully empowered to execute, deliver and perform this Agreement. The Trust represents that engagement of the Sub-Adviser has been duly authorized by the Trust and is in accordance with the Trust’s Declaration of Trust and other governing documents of the Fund.

16. Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity that is not a party hereto.

17. Forum Selection. Any action brought on or with respect to this Agreement or any other document executed in connection herewith or therewith by a party to this Agreement against another party to this Agreement shall be brought only in a court of competent jurisdiction in Chicago, Cook County, Illinois, or if venue does not lie in any such court only in a court of competent jurisdiction within the State of Illinois (the “Chosen Courts”). Each party to this Agreement (a) consents to jurisdiction in the Chosen Courts; (b) waives any objection to venue in any of the Chosen Courts; and (c) waives any objection that any of the Chosen Courts is an inconvenient forum. In any action commenced by a party hereto against another party to the Agreement, there shall be no right to a jury trial. THE RIGHT TO A TRIAL BY JURY IS EXPRESSLY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.

18. Severability. Each provision of this Agreement is intended to be severable from the others so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the Sub-Advisory Fee described in Section 4 are not severable.

19. Entire Agreement; Counterparts. This Agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter expressly set forth herein. This Agreement may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures were upon the same instrument.

In Witness Whereof, the Trust on behalf of the Fund, the Manager and the Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.

First Trust Advisors L.P.		First Trust Exchange-Traded Fund VIII, on behalf of First Trust Multi-Manager Small Cap Opportunities ETF

By	/s/ James M. Dykas	By	/s/ James M. Dykas
Title:	CFO	Title:	CEO

Driehaus Capital Management Group, LLC

By:	/s/ Janet McWilliams
Title:	General Counsel